Exhibit 10.8

AMENDMENT NO. 14

TO AMENDED AND RESTATED CREDIT AGREEMENT

AND WAIVER

THIS AMENDMENT NO. 14 TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER, dated as of August 28, 2008 (the “Agreement”) relating to the Credit Agreement referenced below, is by and among WOLVERINE TUBE, INC., a Delaware corporation (the “Company”), certain of its Subsidiaries identified as Subsidiary Borrowers on the signature pages hereto and any additional Subsidiaries of the Company which become parties to the Credit Agreement in accordance with the terms thereof (collectively referred to as the “Subsidiary Borrowers” and individually referred to as a “Subsidiary Borrower”) (hereinafter, the Company and the Subsidiary Borrowers are collectively referred to as the “Borrowers” or referred to individually as a “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (the “Lenders” and each individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, (“Wachovia”), acting in the manner and to the extent described in Article XIII of the Credit Agreement (in such capacity, the “Administrative Agent” or the “Agent”). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement and the provisions of Sections 1.2 and 1.3 of the Credit Agreement related to the definitions shall apply herein.

W I T N E S S E T H

WHEREAS, a $35,000,000 credit facility has been extended to the Borrowers pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of April 28, 2005 (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”) among the Borrowers, the Lenders, and the Administrative Agent;

WHEREAS, the Borrowers have advised the Administrative Agent that the Borrowers have failed to comply with Section 8.3 of the Credit Agreement for the period ending June 29, 2008, resulting in the occurrence of an Event of Default;

WHEREAS, the Borrowers have requested that the Lenders waive the foregoing Event of Default and agree to amend certain of the provisions of the Credit Agreement; and

WHEREAS, the undersigned Lenders have agreed to waive the above-described Event of Default and to amend the Credit Agreement as contemplated herein pursuant to the terms and conditions herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(A) Amendments to Credit Agreement. Effective on (and subject to the occurrence of) the Amendment No. 14 Effective Date (as hereinafter defined), the Credit Agreement shall be amended as follows:

1. The definition of Applicable Percentage, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Percentage” shall mean, for any day, for (i) Base Rate Loans, 1.50%, (ii) Eurodollar Loans, LMIR Loans and Letter of Credit Fees, 3.00% and (iii) Unused Fees, 0.50%.

2. The definition of Borrowing Base, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Borrowing Base” means a dollar amount equal to the sum of (a) up to 85% of Eligible Accounts Receivable of the Credit Parties, plus (b) the sum of (i) up to 60% of Eligible Inventory of all Credit Parties other than Wolverine Joining Technologies, LLC consisting of raw materials, finished goods, and billet inventory and (ii) the lesser of (A) $3,000,000 or (B) up to 60% of Eligible Inventory of Wolverine Joining Technologies, LLC consisting of raw materials, finished goods, and billet inventory, plus (c) the lesser of (A) up to 25% of the net book value of Eligible Equipment of the Credit Parties, determined in accordance with GAAP, and (B) $11,000,000 minus (d) reserves established from time to time by the Administrative Agent in its sole discretion, in addition to the existing reserve in the amount of $3,000,000. It is understood and agreed that the Agent shall reserve against the Borrowing Base an amount equal to 105% of the maximum amount that was available to be drawn under any expired or terminated Consignment Letter of Credit until the 120th day following the expiration date or termination thereof or, if earlier, the date on which such Consignment Letter of Credit has been cash collateralized in accordance with Section 2.8 hereof.

3. The definition of Consolidated EBITDA, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, for any applicable period of computation, without duplication, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income (determined in accordance with GAAP), plus (ii) the aggregate amount of depreciation and amortization charges made in calculating Consolidated Net Income for such period, plus (iii) aggregate Consolidated Interest Expense for such period, plus (iv) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Consolidated Parties for such period, minus (v) for each fiscal month ending after December 31, 2007, with respect to accrued charges in the original amount of $8,796,323 in connection with the plant located in Decatur, Alabama (the “Decatur Accrued Amount”), the portion of the unpaid Decatur Accrued Amount paid in cash during such period until the Decatur Accrued Amount has been reduced to $0.00.

4. The definition of Consolidated Net Income, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Net Income” means, for any applicable period of computation, the net income after taxes of the Consolidated Parties for such period, as adjusted for (a) non-cash adjustments to Consolidated Net Income due to the effect of changes in accounting methods required by GAAP, (b) the tax adjusted net value of (i) the non-cash adjustments to Consolidated Net Income on account of gains or losses resulting from changes in the metal variance account required by the mark to market of the Copper Hedge, as determined in accordance with GAAP and (ii) the non cash adjustments to valuations of inventory that consists of copper covered by the Copper Hedge resulting from the Company’s mark to market of inventory levels under the Copper Hedge at the time of testing (with the submission of the certificate pursuant to Section 7.1(d), the Company will provide the Administrative Agent with a reconciliation of these adjustments in a format similar to that of Exhibit L) and (c) non-cash adjustments to Consolidated Net Income related to impairment of assets, as determined in accordance with GAAP.

5. The definition of Consolidated Scheduled Debt Payments, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Scheduled Funded Debt Payments” means, for any applicable period of computation, the sum of all payments of principal on Consolidated Funded Debt (other than intercompany Indebtedness) actually paid by the Company and its Consolidated Subsidiaries during the applicable measurement period (including the principal component of payments actually paid on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable measurement period).

6. The definition of Fixed Charge Coverage Ratio, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” means, for any applicable period of computation, the ratio of (i) the sum of (A) Consolidated EBITDA of the Domestic Consolidated Parties, plus (B) the amount of net cash received in the United States by Wolverine China Investments, LLC from a permitted disposition of an interest in Wolverine Tube (Shanghai) Limited, plus (C) the aggregate amount of cash which has been distributed by any Foreign Consolidated Party to any Domestic Consolidated Party and which has been received by such Domestic Consolidated Party within the applicable period of computation, less Unfinanced Capital Expenditures of the Domestic Consolidated Parties, less all Consolidated Cash Taxes of the Domestic Consolidated Parties paid during the applicable period, less cash dividends paid by the Company for the applicable period to (ii) total Consolidated Fixed Charges plus all payments and contributions by the Company to The Wolverine Tube, Inc. Retirement Plan in excess of the Pension Payment. The applicable period of computation shall, for the purpose of determining compliance with Section 8.1 hereof, be the cumulative consecutive monthly period commencing as of August 1, 2008 and ending as of the date of determination.

For avoidance of doubt, for purposes of calculation of the Fixed Charge Coverage Ratio only, (a) the calculation of Consolidated Net Income, as used in the calculation of Consolidated EBITDA, shall include only the income after taxes and accompanying adjustments of the Domestic Consolidated Parties, (b) the definition of Consolidated EBITDA shall include only those adjustments for depreciation and amortization, Consolidated Interest Expense and income taxes attributable to the Domestic Consolidated Parties, and (c) the calculation of Consolidated Fixed Charges, including, without limitation, the Consolidated Cash Interest Expense and Consolidated Scheduled Funded Debt components thereof, shall include all of the Consolidated Parties.

7. The definition of Interest Determination Date, as set forth in Section 1.1 of the Credit Agreement is hereby deleted.

8. The definition of Maturity Date, as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means February 19, 2009.

9. The definition of Permitted Investments, as set forth in Section 1.1 of the Credit Agreement is amended by (A) amending and restating Section (k) in its entirety as follows:

(k) Investment of cash by a Domestic Consolidated Party in Wolverine Tubagem (Portugal) LDA (“Wolverine Portugal”) in an aggregate amount not to exceed $8,000,000 during the fourth calendar quarter of 2008, which investment shall be returned by Wolverine Portugal to such Domestic Consolidated Party in cash within ten (10) business days after such initial investment;

and (B) deleting sections “(m)” and “(q)” in their entirety and by substituting “[intentionally omitted]” in their place and stead, respectively.

10. The definition of Revolving Loan Commitment as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Loan Commitment” means $25,000,000 (U.S.), as such amount may be reduced in accordance with Section 2.10.

11. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Domestic Consolidated Parties” means such of the Consolidated Parties which are organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Excess Liquidity” means the sum of (x) Excess Availability, plus (y) the amount by which (1) the amount of calculated funding availability under the

Second Amended and Restated Receivables Purchase Agreement, dated as February 21, 2008 (the “Receivables Agreement”) among the SPC, Wolverine Finance, LLC, the Company, the liquidity banks from time to time party thereto, The CIT Group/Business Credit, Inc., individually and as co-agent, and Wachovia Bank, National Association, as agent, demonstrated in the most recent Weekly Report or Settlement Report (as each such term is defined therein), as the case may be, delivered by the Company thereunder, as calculated in accordance with the Receivables Agreement in effect on the date hereof, exceeds (2) the least of (I) the Purchase Limit, (II) the Net Pool Balance minus Required Reserves and (III) the product of 85% times the aggregate Outstanding Balance of Eligible Receivables, minus the Aggregate Invested Amount (as each such term is defined in the Receivables Agreement.

“Foreign Consolidated Parties” means such of the Consolidated Parties which are not Domestic Consolidated Parties.

“Amendment No. 14 Effective Date” means August 28, 2008.

“Pension Payment” means the contribution by the Company to The Wolverine Tube, Inc. Retirement Plan in the amount of $6,558,803.00.

12. Section 4.4(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) Revolving Loan Overadvance. If, at any time the Revolving Loans outstanding plus the LOC Obligations outstanding plus IRPA Obligations exceed the lesser of the Borrowing Base and the Revolving Loan Commitment, then the Borrowers (or the applicable Borrower) shall immediately make a payment hereunder in an amount equal to such excess. Payments made under (A) and (B) shall be applied first pro rata to Base Rate Loans, second to LMIR Loans, third to Eurodollar Loans in direct order of Interest Period maturities, and fourth, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the lenders with respect to the undrawn and unexpired amount of such Letters of Credit, up to the amount of such excess.

13. Section 7.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) Borrowing Base Certificate, etc. Not later than 12:00 Noon on Tuesday of each week (or if such day is not a Business Day, then on the next succeeding Business Day) and within three (3) Business Days following the date of any Asset Disposition or Casualty Loss in excess of $1,000,000, the Borrowers shall deliver (i) a borrowing base certificate (the “Borrowing Base Certificate”) in substantially the form of Exhibit G hereto, duly completed and certified by a Senior Financial Officer of the Company detailing the Eligible Accounts Receivable, Eligible Inventory and Eligible Equipment of the Credit Parties as of the last day of the immediately preceding Production Month; provided that for purposes of the valuation of copper Inventory, copper will be valued weekly based upon pounds on hand as of the last Business Day of the immediately preceding Production Month at the COMEX Copper High Grade price published by the New York Mercantile Exchange and Commodities Exchange, Inc. as of 3:00PM on Friday of the immediately preceding week and the Eligible Inventory amount set forth in each weekly Borrowing Base Certificate shall be adjusted accordingly and (ii) a report, in form acceptable to the Administrative Agent, of Excess Liquidity as of the last day of the immediately preceding week. In addition, on the 25th day of each Production Month (or if such day is not a Business Day, then on the next succeeding Business Day), the Company shall furnish a written report to the Lenders setting forth (i) the accounts receivable aged trial balance at the immediately preceding Production Month end for each account debtor, (ii) the accounts payable aging summary for the immediately preceding Production Month, (iii) an inventory summary as of the immediately preceding Production Month by inventory location and reflecting inventory composition (i.e, consigned versus owned, raw versus work-in-process, billet inventory, finished goods versus MRO, etc. or any such category as the Agent may request), (iv) a sales and cash receipt summary for such immediately preceding Production Month and (v) a summary listing of Equipment (excluding any leased Equipment) categorized by location. Such aging reports shall indicate which Accounts are current, up to 30, 30 to 60 and over sixty (60) days past due and shall list the names of all applicable account debtors. The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Credit Agreement until such time as a new Borrowing Base Certificate is delivered to the Administrative Agent in accordance herewith; Borrowing Base Certificates may be prepared and submitted to the Lenders, and the Administrative Agent may request delivery of Borrowing Base Certificates, on a more frequent basis than each week, provided that such certificate shall comply with the requirements set forth elsewhere herein.

14. A new Section 7.22 of the Credit Agreement is hereby inserted immediately following existing Section 7.21 as follows:

7.22 Consultant.

Upon the request of the Administrative Agent, the Consolidated Parties shall, at the sole cost and expense of the Consolidated Parties, promptly engage the services of a financial consultant reasonably acceptable to the Administrative Agent to advise the Consolidated Parties with respect to certain financial management matters. The Consolidated Parties shall cause such financial consultant to deliver to the Administrative Agent such reports and analysis concerning the Consolidated Parties and their operations as the Administrative Agent shall reasonably request, at such times as the Administrative Agent shall reasonably request. Further, the Consolidated Parties hereby agree to permit representatives of such financial consultant to discuss all such reports and analysis with representatives of the Administrative Agent.

15. A new Section 7.23 of the Credit Agreement is hereby inserted immediately following Section 7.22 as follows:

7.23 Appraisal. Within ten (10) Business Days following the Amendment No. 14 Effective Date, the Borrowers shall have entered into a written engagement agreement with an appraiser reasonably acceptable to the Administrative Agent pursuant to which such appraiser will perform, at the sole cost and expense of the Consolidated Parties, an appraisal of the machinery and equipment of the Domestic Consolidated Parties. Such written engagement shall provide that such appraiser shall begin such appraisal within five (5) Business Days following the date of such engagement agreement.

16. A new Section 7.24 of the Credit Agreement is hereby inserted immediately following Section 7.23 as follows:

7.24 Pledge. The applicable Credit Parties shall, within thirty (30) days following the Amendment No. 14 Effective Date, execute and deliver to the Administrative Agent (i) a pledge agreement, in form and substance acceptable to the Administrative Agent, pursuant to which such Credit Party shall pledge and assign to the Administrative Agent and grant in favor of the Administrative Agent a security interest in and to sixty-five percent (65%) of all issued and outstanding shares of all classes of voting Capital Stock of each first tier Foreign Subsidiary owned by such Credit Party and one hundred percent (100%) of all issued and outstanding shares of all classes of non-voting Capital Stock of such first tier foreign subsidiary owned by such Credit Party, and (ii) together with the original stock certificates evidencing such pledged Capital Stock and stock powers with respect to each such stock certificate, endorsed in blank.

17. Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

8.1 Fixed Charge Coverage Ratio

Beginning on the Amendment No. 14 Effective Date and continuing until the termination of this Credit Agreement and the repayment in full of all Obligations hereunder, the Consolidated Parties shall maintain a Fixed Charge Coverage Ratio of not less than the following amounts as of the last day of each of the periods indicated below:

Period	Ratio
Period Commencing August 1, 2008 and ending October 31, 2008	1.00 to 1.0
Period Commencing August 1, 2008 and ending November 30, 2008	1.00 to 1.0
Period Commencing August 1, 2008 and ending December 31, 2008 and as of the last day of each month thereafter	1.00 to 1.0

18. Section 8.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Consolidated Capital Expenditures of the Consolidated Parties shall not exceed the aggregate amount of $3,000,000 during the period commencing on August 1, 2008 through the date of termination of this Credit Agreement and repayment in full of all of the Obligations hereunder.

19. Section 8.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

8.3 Minimum Consolidated EBITDA of Domestic Consolidated Parties

Beginning on the Amendment No. 14 Effective Date and continuing until the termination of this Credit Agreement and the repayment in full of all Obligations hereunder, the Consolidated Parties shall cause the Domestic Consolidated Parties to maintain a minimum Consolidated EBITDA, calculated on a cumulative basis, of at least the following amounts for the following periods:

Period	Minimum Consolidated EBITDA of Domestic Consolidated Parties
Period Commencing August 1, 2008 and ending August 31, 2008	$700,000
Period Commencing August 1, 2008 and ending September 30, 2008	$1,700,000
Period Commencing August 1, 2008 and ending October 31, 2008	$2,700,000
Period Commencing August 1, 2008 and ending November 30, 2008	$3,700,000
Period Commencing August 1, 2008 and ending December 31, 2008	$4,700,000
Period Commencing August 1, 2008 and ending January 31, 2009	$5,700,000
Period Commencing August 1, 2008 and ending at any time after January 31, 2009 until the termination of this Agreement and the payment in full of all Obligations hereunder.	$6,700,000

For avoidance of doubt, for purposes of calculation of Minimum Consolidated EBITDA for this Section 8.3, (i) the calculation of Consolidated Net Income, as used in the calculation of Consolidated EBITDA, shall include only the income after taxes and accompanying adjustments of the Domestic Consolidated Parties, and (ii) the definition of Consolidated EBITDA shall include only those adjustments for depreciation and amortization, Consolidated Interest Expense and income taxes attributable to the Domestic Consolidated Parties.

20. A new Section 8.4 of the Credit Agreement shall be inserted immediately following existing Section 8.3 to read as follows:

8.4 Excess Liquidity

Beginning on the Amendment No. 14 Effective Date and continuing until the termination of this Credit Agreement and the repayment in full of all Obligations hereunder, the Domestic Consolidated Parties shall at all times maintain minimum Excess Liquidity of not less than (a) prior to October 1, 2008, $15,000,000, plus any unpaid portion of the Pension Payment and (b) on and after October 1, 2008, $20,000,000, plus any unpaid portion of the Pension Payment.

21. Section 9.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.7 Transactions with Affiliates

The Consolidated Parties will not enter into any transaction or series of transactions (other than transactions between the Credit Parties), whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate except (i) upon terms and conditions that would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) employment arrangements, payment of directors’ fees, and transactions pursuant to employees’ and directors’ stock option plans, each in the ordinary course of business, (iii) transactions permitted pursuant to Sections 9.4, 9.5, or 9.11, (iv) the sale of the Series A Preferred Stock to Alpine and Plainfield in accordance with the Series A Preferred Stock Purchase Agreement and the sale of the Series B Preferred Stock to Alpine in accordance with the Series B Preferred Stock Purchase Agreement, (v) (A) the execution and delivery of the Management Agreement, and (B) the payment of monthly fees thereunder not to exceed $105,000 per month (none of which payments shall consist of payment of accrued fees or other fees previously due and payable but not yet paid); and (vi) the grant of options to Alpine pursuant to any equity incentive plan adopted by the Company.

22. Section 9.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.11 Restricted Payments

The Consolidated Parties will not make a Restricted Payment, other than dividends, distributions or other payments from any Subsidiary to any Borrower or from any Consolidated Party to a Credit Party.

23. Section 9.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.15 Other Indebtedness

The Consolidated Parties will not effect or permit any change in or amendment to any document or instrument pertaining to the terms of payment or required prepayments of the 2009 Senior Notes or the 2009 Senior Exchange Notes, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of the 2009 Senior Notes or the 2009 Senior Exchange Notes if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of the 2009 Senior Notes or the 2009 Senior Exchange Notes, except for scheduled payments required by the terms of the documents and instruments evidencing the 2009 Senior Notes and the 2009 Senior Exchange Notes, as the case may be.

24. The Credit Agreement is hereby amended by adding a new Section 7.1 (n) as follows and by designating existing Section 7.1(n) as Section 7.1(o):

(n) by the close of business on Tuesday of each week, a report demonstrating Excess Liquidity (together with underlying calculations) of the Credit Parties as of the end of the immediately preceding week.

(B) Representations and Warranties. Each Credit Party hereby represents and warrants that (i) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those representations and warranties which by their terms relate solely to an earlier date) and after giving effect to the transactions contemplated herein, (ii) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof and after giving effect to the transactions contemplated herein, (iii) it has the corporate, limited liability company or limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary organizational action to authorize the execution, delivery and performance by it of this Agreement; (iv) it has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will violate or conflict in any material respect with any material provision of its articles or certificate of incorporation or certificate of limited partnership or certificate of formation, bylaws, agreement of limited partnership or limited liability company agreement or violate, contravene or conflict in any material respect with contractual provisions of, or cause an event of default under, any indenture, including without limitation the 2009 Senior Note Indenture or the 2009 Senior Exchange and Debenture Agreement, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound.

(C) Waiver. Pursuant to Section 14.6 of the Credit Agreement and subject to the terms and conditions hereof, including, without limitation, the conditions to effectiveness set forth in Section D of this Agreement, the Administrative Agent and the Lenders party hereto waive (i) any Default or Event of Default arising under Section 11.1(c)(i) of the Credit Agreement as a result of any violation of Section 8.3 of the Credit Agreement, and (ii) any Default or Event of Default arising under Section 11.1(e) of the Credit Agreement as a result of a default, amortization event, termination event or other similar event under the Permitted Securitization or the Consignment Agreement which is caused by (a) the occurrence of the Event of Default under the Credit Agreement described in the Recitals to this Agreement or (b) any other defaults or events of default under the Permitted Securitization or the Consignment Agreement set forth in the Receivables Purchase Agreement Waiver or the Consignment Agreement Waiver, but only to the extent of the waivers set forth in the Receivables Purchase Agreement Waiver and the Consignment Agreement Waiver, respectively.

(D) Effectiveness. This Agreement shall become effective upon the earliest date (the “Amendment No. 14 Effective Date”) on which the following conditions precedent have been satisfied:

1. Executed Agreement. The Administrative Agent shall have received a fully executed counterpart of this Agreement from each party hereto.

2. Amendment and Waiver Fee; Expenses. The Administrative Agent shall have received from the Borrowers payment of an amendment and waiver fee in the amount of $75,000 and payment of all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees and expenses of Winston & Strawn LLP, and all previously incurred fees and expenses which remain outstanding on the effective date of this Agreement.

3. Cash Collateral and Cash Collateral Agreement. The Company shall have (a) deposited the sum of $3,690,000 in immediately available funds (the “Cash Collateral”) in a demand deposit account in the name of the Company (the “Cash Collateral Account”) maintained at Wachovia Bank, National Association (the “Bank”) as cash collateral for all Obligations under the Credit Agreement, which Cash Collateral Account shall be subject to control arrangements acceptable to the Administrative Agent, including without limitation, a deposit account control agreement by and among the Administrative Agent, the Borrowers and the Bank and (b) executed and delivered to the Administrative Agent a cash collateral agreement in form and substance acceptable to the Administrative Agent. The Borrowers shall not have access to the Cash Collateral Account. At such time as the existing overadvance in the amount of $3,690,000 under the Credit Agreement shall have been reduced (each, an “Overadvance Reduction”), as evidenced by the most recent Borrowing Base Certificate delivered by the Borrowers to the Agent and provided that no Default or Event of Default shall have occurred, the Agent will, upon the request of the Borrowers, transfer an amount equal to such Overadvance Reduction from the Cash Collateral Account to the Borrowers’ designated account.

4. Other Waivers. The Borrowers shall have delivered to the Administrative Agent copies of (i) the Waiver and Amendment No. 2 to Second Amended and Restated Receivables Purchase Agreement dated as of August 28, 2008 (the “Receivables Purchase Agreement”) executed by all parties thereto, whereby, among other things, The CIT Group/Business Credit, Inc. and Wachovia Bank, National Association waive any default or event of default under the Permitted Securitization caused by the Event of Default under the Credit Agreement described in the Recitals of this Agreement (the “Receivables Purchase Agreement Waiver”) and (ii) the waiver letter dated August 28, 2008 executed by all parties thereto, whereby, among other things, HSBC Bank USA, National Association waives any default or event of default under the Consignment Agreement caused by the Event of Default under the Credit Agreement described in the Recitals of this Agreement (the “Consignment Agreement Waiver”). Pursuant to Section 9.13 of the Credit Agreement, the Administrative Agent hereby consents to the amendment of the financial covenants in the Receivables Purchase Agreement, as set forth in the Receivables Purchase Agreement Waiver.

5. Other Conditions Precedent. The Borrowers shall have completed all proceedings taken in connection with the transactions contemplated by this Agreement and delivered to the Administrative Agent all other documentation and other items incident thereto, and each shall be satisfactory to the Administrative Agent and its legal counsel, Winston & Strawn LLP.

(E) No Other Modification. Except to the extent specifically provided to the contrary in this Agreement, all terms and conditions of the Credit Agreement (including Exhibits and Schedules thereto), and the other Credit Documents shall remain in full force and effect, without modification or limitation. This Agreement shall not operate as a consent to any other action or inaction by the Borrowers or any other Credit Party, or as a waiver or amendment of any right, power, or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Credit Document nor constitute a consent to any such action or inaction, or a waiver or amendment of any provision contained in the Credit Agreement or any other Credit Document except as specifically provided herein. This Agreement shall not be deemed to (a) be a waiver of, or consent to, any other Default or Event of Default or a modification or amendment of, any other term or condition of the Credit Agreement or any other Credit Document, (b) prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Credit Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrowers or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Credit Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) be a waiver of any of the Events of Default specified herein on any other occasion or be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Credit Parties. Each of the Credit Parties acknowledges, confirms and agrees that the Credit Documents to which it is a party remain in full force and effect as of the date hereof and continue to secure all Obligations of each such Credit Party to any Lender or the Administrative Agent, and novation of any kind is hereby expressly disclaimed.

(F) Release. In consideration of entering into this Agreement, each Credit Party (a) represents and warrants to the Administrative Agent and each Lender that as of the date hereof there are no causes of action, claims, actions, proceedings, judgments, suits, demands, damages or offsets against or defenses or counterclaims to its Obligations or Secured Obligations under the Credit Documents and furthermore, such Credit Party waives any and all such causes of action, claims, actions, proceedings, judgments, suits, demands, damages, offsets, defenses or counterclaims whether known or unknown, arising prior to the date of this Agreement and (b) releases the Administrative Agent and each Lender and each of their respective Affiliates, Subsidiaries, officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, actions, proceedings, judgments, suits, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act with respect to any Credit Document, on or prior to the date hereof.

(G) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, without regard to the principles governing conflicts of laws thereof.

(H) INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS. THE PROVISIONS IN SECTIONS 14.5, 14.6, 14.8, 14.9, 14.10, 14.12, 14.13, 14.14, 14.15, 14.19 AND 14.24 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

[SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Chief Financial Officer

SUBSIDIARY BORROWERS:

TF INVESTOR, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Vice President and Treasurer

TUBE FORMING HOLDINGS, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Vice President and Treasurer

TUBE FORMING, L.P.

By:	Tube Forming Holdings, Inc., its General Partner

	By:	/s/ David A. Owen
	Name:	David A. Owen
	Title:	Vice President and Treasurer

Amendment No. 14 to Amended and Restated Credit Agreement, and Waiver

WOLVERINE FINANCE, LLC

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Vice Manager and Treasurer

WOLVERINE JOINING TECHNOLOGIES, LLC

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Vice President and Treasurer

WOLVERINE CHINA INVESTMENTS, LLC

By:	Wolverine Tube, Inc., its Managing Member

	By:	/s/ David A. Owen
	Name:	David A. Owen
	Title:	Chief Financial Officer

WT HOLDING COMPANY, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Vice President and Treasurer

Amendment No. 14 to Amended and Restated Credit Agreement, and Waiver

AGENT AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent and as a Lender

By:	/s/ Rodney K. Sanders
Name:	Rodney K. Sanders
Title:	Director

(signature pages end)

Amendment No. 14 to Amended and Restated Credit Agreement, and Waiver